EXHIBIT 99.3

INDEPENDENT AUDITOR’S CONSENT

To:	Export Development Canada

I consent to the incorporation by reference of my independent auditor’s report dated March 2, 2018 to the Minister of International Trade on the consolidated financial statements of Export Development Canada, which comprise the consolidated statement of financial position as at December 31, 2017, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information, which is included in Export Development Canada’s Annual Report on Form 18-K for the fiscal year ended December 31, 2017 that is incorporated by reference in Export Development Canada’s Registration Statement under Schedule B to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on June 26, 2018.

I have not performed any procedures subsequent to the date of this consent.

This consent is provided to Export Development Canada for use solely in connection with the above filing of the Registration Statement under Schedule B pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934; accordingly, I do not consent to the use of my independent auditor’s report for any other purpose.

/s/ Mary Katie Kerrigan
Mary Katie Kerrigan, CPA, CA
Principal
for the Auditor General of Canada

June 26, 2018

Ottawa, Canada